Exhibit 99.1
NEWS
5227 N. 7th Street — Phoenix, Arizona 85014 — (602) 266-6700 — Fax (602) 234-2264 — www.zila.com

For Immediate Release	Contact: Zila, Inc. Andrew A. Stevens 602-266-6700
Zila, Inc. Reports Its
Fourth-Quarter and Fiscal 2005 Results
Phoenix – October 12, 2005 – Zila, Inc. (Nasdaq: ZILA) announced its financial results for the quarter and fiscal year ended July 31, 2005. Highlights of those results, compared with the comparable prior year periods, are as follows:
•	In June 2005, we completed the strategic sale of the Zilactin® line of over-the-counter products to a third party at a net gain of approximately $9.7 million. Proceeds of the sale, which included a separate payment for inventories on hand at the date of sale, totaled approximately $11.0 million. As a result of the sale, all of the financial results for the Zilactin line prior to its disposition are presented as discontinued operations and not in the results of continuing operations.

•	Net revenues for the fourth quarter of fiscal 2005 were $11.5 million, an increase of 24%, compared to net revenues of $9.3 million in the fourth quarter of fiscal 2004. For the full fiscal year, net revenues increased 7% to $44.3 million compared to $41.4 million for fiscal 2004. Excluding sales of Zila Swab Technologies, Inc. (“IST”) from both full fiscal years, net revenues increased 19% to $43.5 million from $36.7 million.

•	Zila Nutraceuticals revenues increased in the fourth quarter by $1.2 million, or 14%, to $9.5 million due to increased sales of Ester-C®. Zila Pharmaceuticals revenues increased in the fourth quarter by $1.1 million, or 120%, to $2.0 million. Sales of ViziLite®, Zila’s product for the identification of oral mucosal abnormalities in populations at increased risk for oral cancer, were $0.5 million during the fourth quarter of fiscal 2005. ViziLite sales increased more than four-fold over fiscal 2004’s fourth quarter and by approximately 29% over sales in the third quarter of fiscal 2005. Sales of Peridex® increased by approximately 79% in the fourth quarter of fiscal 2005 compared to the fourth quarter of fiscal 2004, to $1.2 million, due to the previously announced modification to the arrangement with our largest Peridex customer which spread its annual purchase commitment over all four quarters in 2005 rather than just the first three quarters as had previously been the practice.

•	Zila completed the fiscal year with net income of $1.1 million, or $0.02 per diluted common share. This net result was comprised of a loss from continuing operations of $9.0 million, or $0.20 cents per diluted common share, and income from and gain on the disposal of discontinued operations of $10.1 million, or $0.22 cents per diluted common share. For fiscal 2004, Zila reported a loss of $4.4 million, or $0.10 per diluted common share. Investment spending in support of new products at Zila Nutraceuticals for the launch of Ester-E® and at Zila Pharmaceuticals for the continued launch of ViziLite, as well as increased investment in OraTest at Zila Biotechnology, all contributed to the increased loss in fiscal 2005.

•	Cash and cash equivalents at July 31, 2005 totaled $12.9 million, compared to cash, cash equivalents and short term investments of $11.7 million at July 31, 2004. In addition, we had restricted cash of $0.5 million at both July 31, 2005 and 2004.
Zila’s Chairman, President and CEO, Doug Burkett, Ph.D., said, “The fourth quarter saw the continuation of strong revenue generation by our core businesses. Our revenues grew by 24% and all of our business units contributed to that result. Sales of our ViziLite product continue to increase as this product becomes more widely known and accepted by the dental community. We completed the strategic divestiture of our Zilactin® product line and have a stronger balance sheet as a result. We remain committed to our efforts to aggressively support Zila Nutraceuticals, our growth business of today, and Zila Pharmaceuticals and Zila Biotechnology, our growth businesses of tomorrow, with the resources required to maximize long-term return. Certain costs within those businesses have accelerated sharply over the last year, as we are launching new products at Nutraceuticals and Pharmaceuticals and advancing our OraTest® regulatory effort. As a result of these efforts, our bottom line came under pressure in fiscal 2005 and will remain so in fiscal 2006; however, this is consistent with our strategy to generate future growth and become profitable following completion of the OraTest regulatory effort and eventual product launch. Zila anticipates that the cost of the OraTest regulatory program is well within its cash availability.”
Zila Nutraceuticals
Net revenues for Zila Nutraceuticals for the three months ended July 31, 2005 increased 14% to $9.5 million compared to $8.4 million for the three months ended July 31, 2004. The revenue gain was driven largely by increased national TV and radio advertising support for our Ester-C® and Ester-E® products, as evidenced by an increase of $1.0 million in marketing and selling expense during the fiscal 2005 fourth quarter compared to the fiscal 2004 fourth quarter.
Gross margins for Zila Nutraceuticals decreased to 63% for the three months ended July 31, 2005 compared to 66% for the three months ended July 31, 2004. This decrease was caused primarily by certain manufacturing inefficiencies that were incurred during the quarter as our main Ester-C production room was briefly taken out of service to complete some heavy maintenance.
Net revenues for Zila Nutraceuticals for the fiscal year ended July 31, 2005 increased 19% to $38.5 million compared to $32.4 million for the fiscal year ended July 31, 2004. The revenue gain was driven largely by increased national TV and radio advertising support for our Ester-C® and Ester-E® products, as evidenced by an increase of $4.9 million in marketing and selling expense during fiscal 2005.
Gross margins for Zila Nutraceuticals increased to 68% for the fiscal year ended July 31, 2005 compared to 63% for the fiscal year ended July 31, 2004. This increase was caused primarily by our obtaining reduced costs for ascorbic acid, the major raw material in our Ester-C products.
Zila Pharmaceuticals
Net revenues for Zila Pharmaceuticals for the three months ended July 31, 2005 increased 120%, to $2.0 million, compared to $0.9 million in the prior year period.
Sales of ViziLite were $0.5 million in the fiscal 2005 fourth quarter and were more than four times higher than sales in the comparable prior year quarter. A change in the annualized purchasing pattern by our largest Peridex® customer produced a 79% revenue increase for that product during the fourth quarter. Fiscal 2005 fourth quarter sales for IST were $0.3 million compared to $0.2 million in the fourth quarter of last year.
Gross margins for Zila Pharmaceuticals increased to 59% in the fourth quarter of fiscal 2005 from 50% in the fourth quarter of fiscal 2004, due primarily to improvements in the margins for ViziLite.
Marketing and selling costs increased approximately $0.4 million during the quarter principally in support of ViziLite.
Net revenues for Zila Pharmaceuticals for the fiscal year ended July 31, 2005 decreased 35%, to $5.9 million, compared to $9.0 million in the prior year period. Excluding the impact of IST, Zila Pharmaceuticals revenues increased by 18% during fiscal 2005 to $5.0 million, compared to $4.2 million in fiscal 2004.
Sales of ViziLite were $1.2 million in fiscal 2005 and were nearly six times higher than sales in the prior year. Peridex® sales declined by 7% in fiscal 2005 due to softer U.S. wholesaler demand. Fiscal 2005 sales for IST were $0.8 million compared to $4.7 million last year.
Zila Biotechnology
Total operating expenses for Zila Biotechnology were $2.3 million for the three months ended July 31, 2005, a 16% increase compared to the $2.0 million incurred for the three months ended July 31, 2004. Research and development expenses related to the OraTest® program increased 16% to $1.8 million. For the full fiscal year, Zila Biotechnology’s total operating expenses increased 21% to $8.8 million compared to $7.3 million in fiscal 2004.
In our ongoing effort to obtain FDA clearance to market the OraTest product, our dialogue with the FDA has centered on significant modifications to the OraTest phase III regulatory program aimed at substantial reduction to its overall duration and total cost while enlarging the post-approval target population and improving the marketable claims for OraTest.
Our discussions with FDA have progressed and we have successfully resolved questions involving the primary endpoints of our proposed OraTest clinical program, the appropriate statistical measures to be used to evaluate the trial results and other key clinical issues. We believe that an understanding has been reached between Zila and the FDA regarding the clinical protocol although no assurances can be given in this regard.

We anticipate that patient enrollment in the phase III regulatory program will begin during calendar 2005. We further believe that we can complete the study as early as twelve months from the beginning of enrollment, although no assurances can be given in either regard. The trial is expected to require less than 4,000 readily available tobacco and/or alcohol consuming patients who will generally undergo a single visit. This study size will be evaluated, and possibly adjusted, based on the occurrence of cancer and pre-cancer within the study population.
Upon completion of the clinical trial within the regulatory program, and assuming that the clinical endpoints have been achieved, we estimate that it will require approximately three months to prepare the new drug application for submission to the FDA. It is difficult to predict how long it may take the FDA to review and comment upon the application, but we may be eligible for an accelerated review.
Conference Call
Zila, Inc. will host a conference call to discuss these results today at 4:30 p.m. ET, 2:30 p.m. MT. Domestic participants may dial 800-291-8929 up to ten minutes before the scheduled start time and ask for the Zila conference call. Participants calling from outside the United States should dial 706-634-0478. A tape replay of the call will be available for 48 hours beginning at 5:30 p.m. MT on October 12, 2005, by dialing 800-642-1687 and providing the conference ID number 1218171. Participants calling from outside the United States should dial 706-645-9291. In addition, the call will be broadcast over the Internet and can be accessed at http://www.zila.com or http://www.earnings.com. Investors should visit the website prior to the call to download any necessary audio software.
About Zila
Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:
•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila® Tolonium Chloride and OraTest® technologies.

•	Zila Pharmaceuticals, marketer of products to promote oral health and prevent oral disease, including ViziLite® oral examination kits and Peridex® prescription periodontal rinse.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E®, branded, highly effective forms of Advanced Protection vitamins C and E.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Forward looking statements contained herein include, but are not limited to, statements regarding the OraTest regulatory effort. These forward-looking statements speak only as of the date the statements were made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified. Furthermore, these forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the ability of the Company to maintain required cash flows and cash availability to implement its business plan and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to maintain, expand, or in certain cases, regain distribution within new or existing channels of trade for its products; and the market acceptance of the ViziLite® and Ester-E® products and the future gross margins for such products. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s ultimate decision regarding the OraTest® clinical program and product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2005, filed with the Securities and Exchange Commission.

(Financial Tables Follow)
ZILA, INC. AND SUBSIDIARIES
Income Statement (Unaudited)
(in thousands — except for per share data)

	Three months ended		Fiscal Year ended
	July 31,		July 31,
	2005	2004	2005	2004
Net revenues	$11,498	$9,259	$44,325	$41,405
Cost of product sold	4,325	3,317	15,385	16,120

Gross Profit	7,173	5,942	28,940	25,285

Operating Costs and Expenses:
Marketing and selling	2,197	705	15,939	9,552
General and administrative	3,132	2,673	11,538	11,149
Severance and related charges	—	—	192	350
Other operating costs	—	—	296	—
Research and Development	1,985	1,616	7,181	5,933
Impairment of assets	—	289	—	289
Depreciation and Amortization	672	566	2,688	2,483

	7,986	5,849	37,834	29,756

Loss from Operations	(813)	93	(8,894)	(4,471)

Other Income (Expense):
Interest income	59	32	188	109
Interest expense	(52)	(88)	(196)	(342)
Gain (loss) on sale of assets	(2)	(2)	(6)	470
Other expense	(40)	(36)	(114)	(138)

	(35)	(94)	(128)	99

Income (loss) from continuing operations before tax	(848)	(1)	(9,022)	(4,372)

Income tax expense	(6)	(2)	(8)	(2)

Income (loss) from continuing operations	(854)	(3)	(9,030)	(4,374)

Discontinued operations:
Income (loss) from operations	(231)	(237)	426	37
Net gain on disposal of discontinued operations	9,781	—	9,781	—
Income tax expense	(78)	—	(78)	—

Income (loss) from discontinued operations	9,472	(237)	10,129	37

Net income (loss)	8,618	(240)	1,099	(4,337)
Preferred stock dividends	(10)	(10)	(39)	(39)

Net income (loss) attributable to common shareholders	$8,608	$(250)	$1,060	$(4,376)

	Three months ended		Fiscal Year ended
	July 31,		July 31,
	2005	2004	2005	2004
Basic and diluted net income (loss) per common share:
From continuing operations	$(0.02)	$—	$(0.20)	$(0.10)
From discontinued operations	0.21	(0.01)	0.22	—

Net income (loss)	$0.19	$(0.01)	$0.02	$(0.10)

Weighted average shares outstanding — basic and diluted	45,606	45,444	45,565	45,334

EBITDA (a)	$9,375	$400	$3,939	$(1,431)

(a)	EBITDA is defined as earnings (loss) before net interest, taxes (income), depreciation and amortization.
EBITDA Reconciliation
(in thousands)

	Three months ended		Fiscal Year ended
	July 31,		July 31,
	2005	2004	2005	2004
EBITDA	$9,375	$400	$3,939	$(1,431)
Interest income	59	32	188	109
Interest expense	(52)	(88)	(196)	(342)
Depreciation and amortization	(680)	(582)	(2,746)	(2,671)
Income tax expense	(84)	(2)	(86)	(2)

Net Income (Loss)	$8,618	$(240)	$1,099	$(4,337)

Net Revenues by Business Unit
Unaudited
(in thousands)

	Three months ended			Fiscal Year ended
	July 31,			July 31,
			%			%
	2005	2004	Change	2005	2004	Change
Nutraceuticals	$9,517	$8,359	14	$38,471	$32,432	19

Pharmaceuticals — including IST *	1,981	900	120	5,854	8,973	(35)
IST	304	156	95	836	4,723	(82)

Pharmaceuticals — excluding IST *	1,677	744	125	5,018	4,250	18

Total Company	11,498	9,259	24	44,325	41,405	7
Total Company — excluding IST	11,194	9,103	23	43,489	36,682	19
Management believes that the exclusion of the impact of IST’s revenue decline is meaningful information to provide to investors because it aids in evaluating the revenue generated by the core units of the business and because management continues to evaluate the long-term strategic fit of the IST unit with respect to the rest of the business.
* Includes nominal revenues generated by the Biotechnology Unit in each period presented.

Balance Sheet Data
Unaudited
(in thousands)

	July 31,	July 31,
	2005	2004
Current assets	$32,639	$30,123
Property — net	9,692	8,116
Intangibles — net	22,614	23,464
Other	473	406

Total Assets	$65,418	$62,109

Current liabilities	$9,815	$7,581
Long-term liabilities	3,881	4,300
Shareholders Equity	51,722	50,228

Total Liabilities and Equity	$65,418	$62,109